Exhibit 99.1

Eversource Energy Reports First Quarter 2024 Results

HARTFORD, Conn. and BOSTON, Mass. (May 1, 2024) – Eversource Energy (NYSE: ES) today reported earnings of $521.8 million, or $1.49 per share, for the first quarter of 2024, compared with earnings of $491.2 million, or $1.41 per share, for the first quarter of 2023.

Also today, the Eversource Energy Board of Trustees approved a common dividend of $0.715 per share, payable June 28, 2024, to shareholders of record as of May 16, 2024.

The company reaffirms its 2024 non-GAAP earnings projection of between $4.50 per share and $4.67 per share. It also reaffirmed its compound annual earnings per share growth rate within the range of 5 to 7 percent from a 2023 base of $4.34 per share1, and its $23.1 billion of forecasted capital investments.

“Our financial performance was strong in the first quarter, thanks to the hard work of our 10,000 employees. Our dedicated team also responded effectively to a series of ice, snow, and wind events across our three states, once again showing their commitment to serving our customers and communities,” said Joe Nolan, Eversource Energy Chairman, President, and Chief Executive Officer. “In other news, we were proud to make history during the first quarter, when Eversource and Ørsted’s South Fork Wind farm became the first operational commercial-scale offshore wind facility in the U.S. We also continue to make solid progress toward closing the previously announced sales of Eversource's ownership in offshore wind projects.”

Electric Transmission

Eversource Energy’s transmission segment earned $176.7 million in the first quarter of 2024, compared with earnings of $155.1 million in the first quarter of 2023. Transmission segment results improved due to a higher level of investment in Eversource’s electric transmission system needed to address system capacity growth and deliver clean energy resources for the region.

Electric Distribution

Eversource Energy’s electric distribution segment earned $168.1 million in the first quarter of 2024, compared with earnings of $165.5 million in the first quarter of 2023. Improved results were due primarily to higher revenues from a base distribution rate increase for Eversource's Massachusetts electric business and from higher revenues associated with infrastructure investments in our distribution system, partially offset by higher interest, depreciation, non-tracked operations and maintenance (O&M) and property tax expense.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment earned $190.6 million in the first quarter of 2024, compared with earnings of $170.3 million in the first quarter of 2023. Improved results were due primarily to higher revenues associated with investments in our natural gas infrastructure and a base distribution rate increase at NSTAR Gas, as well as lower non-tracked O&M, partially offset by higher depreciation and interest expense.

Water Distribution

Eversource Energy’s water distribution segment earned $5.4 million in the first quarter of 2024, compared with earnings of $1.5 million in the first quarter of 2023. Higher earnings were due primarily to lower depreciation and higher revenues from our two water company acquisitions in the prior year, partially offset by higher interest expense and non-tracked O&M.

Eversource Parent and Other Companies

Eversource Energy parent and other companies had a loss of $(19.0) million in the first quarter of 2024, compared with a loss of $(1.2) million in the first quarter of 2023. Lower results were primarily the result of higher interest expense and the absence of the prior year net benefit from the disposition of Eversource's interest in a clean energy fund, partially offset by a lower effective tax rate.

Eversource Energy Consolidated Earnings

The following table reconciles consolidated GAAP earnings per share for the first quarters of 2024 and 2023:

		First Quarter
2023	Reported EPS	$1.41
	Higher electric transmission segment earnings in 2024	0.05
	At the electric distribution segment, higher revenues in 2024, partially offset by higher interest, depreciation, non-tracked O&M and property taxes	0.01
	At the natural gas distribution segment in 2024, higher revenues and lower non-tracked O&M, partially offset by higher depreciation and interest	0.05
	At the water distribution segment, lower depreciation rates partially offset by higher interest and non-tracked O&M	0.01
	At parent and other companies in 2024, higher interest and the absence of a prior year benefit, partially offset by a lower effective tax rate	(0.04)
2024	Reported EPS	$1.49

Financial results for the first quarters of 2024 and 2023 for Eversource Energy’s business segments and parent and other companies are noted below:

Three months ended:

(in millions, except EPS)	March 31, 2024	March 31, 2023	Increase/ (Decrease)	2024 EPS	2023 EPS
Electric Transmission	$176.7	$155.1	$21.6	$0.50	$0.45
Electric Distribution	168.1	165.5	2.6	0.48	0.47
Natural Gas Distribution	190.6	170.3	20.3	0.54	0.49
Water Distribution	5.4	1.5	3.9	0.01	—
Parent and Other Companies	(19.0)	(1.2)	(17.8)	(0.04)	—
Reported Earnings	$521.8	$491.2	$30.6	$1.49	$1.41

Eversource Energy has approximately 351 million common shares outstanding and operates New England’s largest energy delivery system. It serves approximately 4.4 million electric, natural gas and water customers in Connecticut, Massachusetts, and New Hampshire.

CONTACT:

Matthew P. Fallon

(860) 665-6242

Note: Eversource Energy will webcast a conference call with senior management on May 2, 2024, beginning at 9 a.m. Eastern Time. The webcast and associated slides can be accessed through Eversource Energy’s website at www.eversource.com.

1 All per-share amounts in this news release are reported on a diluted basis. The only common equity securities that are publicly traded are common shares of Eversource Energy. The earnings discussion includes financial measures that are not recognized under generally accepted accounting principles (non-GAAP) referencing earnings and EPS excluding the impairment charge for the offshore wind investment and certain transaction, transition, and other charges. EPS by business is also a non-GAAP financial measure and is calculated by dividing the net income attributable to common shareholders of each business by the weighted average diluted Eversource Energy common shares outstanding for the period. The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities of such business, but rather represent a direct interest in Eversource Energy’s assets and liabilities as a whole. Eversource Energy uses this non-GAAP financial measure to evaluate and provide details of earnings results by business This non-GAAP financial measure should not be considered as an alternative to Eversource Energy’s EPS determined in accordance with GAAP as an indicator of Eversource Energy’s operating performance. This document includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements. Forward-looking statements are based on the current expectations, estimates, assumptions, or projections of management and are not guarantees of future performance. These expectations, estimates, assumptions, or projections may vary materially from actual results. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that may cause our actual results or outcomes to differ materially from those contained in our forward-looking statements, including, but not limited to: cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers; our ability to complete the offshore wind investments sales process on the timelines, terms and pricing we expect; if we and the counterparties are unable to satisfy all closing conditions and consummate the purchase and sale transactions with respect to our offshore wind assets; if we are unable to qualify for investment tax credits related to these projects; if we experience variability in the projected construction costs of the offshore wind projects, if there is a deterioration of market conditions in the offshore wind industry; and if the projects do not commence operation as scheduled or within budget or are not completed, disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; ability or inability to commence and complete our major strategic development projects and opportunities; acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our electric transmission and electric, natural gas, and water distribution systems; actions or inaction of local, state and federal regulatory, public policy and taxing bodies; substandard performance of third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology or development of alternative energy sources related to our current or future business model; contamination of, or disruption in, our water supplies; changes in levels or timing of capital expenditures; changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC). They are updated as necessary and available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov. All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control. You should not place undue reliance on the forward-looking statements, as each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.